EXHIBIT 107

EX-FILING FEES

Calculation of Filing Fee Tables

S-8

(Form Type)

TPT GLOBAL TECH, INC.

(Exact Name of Registrant as Specified in its Charter)

Registrant Name in English, if applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $0.001 par value per share	3,500,000,000	$0.0004	$1,400,000	$206.64

___________________

(1)	This Registration Statement relates to the stock awards that may be issued under the 2024 TPT Global Tech, Inc. Stock Option, Compensation, and Award Incentive Plan (the “Plan”)
(2)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated based on the five-day average high ($0.0004) and low ($0.0003) sale prices of the Registrant’s common stock on the OTCQB on February 9, 2024, in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

This Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.